Exhibit (a)(1)(K)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated December 16, 2019, and the related Letter of Transmittal and any amendments, supplements or other modifications thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

AUDENTES THERAPEUTICS, INC.

at $60.00 Per Share, Net in Cash

by

ASILOMAR ACQUISITION CORP.,

an indirect, wholly-owned subsidiary

of

ASTELLAS PHARMA INC.

Asilomar Acquisition Corp., a Delaware corporation (“Purchaser”) and an indirect, wholly-owned subsidiary of Astellas Pharma Inc., a company organized under the laws of Japan (“Astellas”), is offering to purchase all of the outstanding shares of common stock, par value $0.00001 per share (the “Shares”), of Audentes Therapeutics, Inc., a Delaware corporation (“Audentes”), at a purchase price of $60.00 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 16, 2019 (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal,” which, together with the Offer to Purchase, as they may be amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”). Stockholders of record who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as may be set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,

AT THE END OF THE DAY ON JANUARY 14, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 2, 2019 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Audentes, Astellas and Purchaser. The Merger Agreement provides, among other things, that, following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into Audentes pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with Audentes continuing as the surviving corporation and becoming an indirect, wholly-owned subsidiary of Astellas (the “Merger”). In the Merger, each outstanding Share (other than (i) the Shares held in the treasury of Audentes or owned by Astellas or Purchaser immediately prior to the effective time of the Merger (the “Effective Time”) and (ii) Shares as to which appraisal rights have been perfected in accordance with the DGCL) will be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”), less any applicable tax withholding. Immediately prior to the Effective Time, all unvested stock options and unvested restricted stock units will become fully vested, and at the Effective Time, each Audentes stock option and Audentes restricted stock unit will be canceled and converted into the right to receive an amount in cash equal to the Merger Consideration (or, in the case of Audentes stock options, the difference between the Merger Consideration and the applicable per share exercise price), less any applicable tax withholding.

The Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”), including (i) there having been validly tendered and not validly withdrawn that number of Shares (excluding Shares irrevocably accepted for purchase pursuant to the Offer that have not yet been “received” by the “depository”, as such terms are defined by Section 251(h) of the DGCL) that, when added to the Shares then owned by Astellas and its controlled affiliates, is one share more than one half of all Shares outstanding at the Expiration Date (as defined below) (the “Minimum Condition”) and (ii) the termination or expiration of any waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). There is no financing condition to the Offer.

The term “Expiration Date” means January 14, 2020, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date.

The Board of Directors of Audentes has unanimously: (i) determined that the Offer, the Merger, Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the stockholders of Audentes; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement; and (iii) resolved, subject to the terms and conditions of the Merger Agreement, to recommend acceptance of the Offer by the stockholders of Audentes. The Board of Directors of Audentes unanimously recommends that Audentes stockholders accept the Offer and tender their Shares into the Offer.

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Astellas is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that: (i) if on the scheduled Expiration Date of the Offer, the Minimum Condition has not been satisfied or any of the other Offer Conditions have not been satisfied or waived by Astellas or Purchaser if permitted hereunder, then Purchaser will, and Astellas will cause Purchaser to, extend the Offer on one or more occasions in consecutive increments of not more than ten business days each (the length of such period to be determined by Astellas and Purchaser in their discretion), or for such longer period as the parties may agree in order to permit the satisfaction of such Offer Conditions (subject to the right of Astellas or Purchaser to waive any Offer Conditions, other than the Minimum Condition); provided that, if all Offer Conditions other than the Minimum Condition have been satisfied or waived, Purchaser will not be so required to extend the Offer for more than 20 business days; and Purchaser will, and Astellas will cause Purchaser to, extend the Offer for the minimum period required by applicable law, interpretation or position of the Securities and Exchange Commission or its staff or The NASDAQ Global Market or its staff; provided that Purchaser will not in any event be required to extend the Offer beyond the Outside Date. The “Outside Date” means June 2, 2020; provided such date may be extended to September 2, 2020 under certain circumstances.

The “Minimum Condition” means that the number of Shares validly tendered and not validly withdrawn, together with any Shares then owned by Astellas and its controlled affiliates, is one share more than one half of all Shares then outstanding as of immediately following the consummation of the Offer.

If the Offer is consummated, Purchaser will not seek the approval of Audentes’ remaining stockholders before effecting the Merger. Astellas, Purchaser and Audentes have elected to have the Merger Agreement and the transactions contemplated thereby governed by Section 251(h) of the DGCL and agreed that the Merger will be effected as soon as practicable following the consummation of the Offer. Under Section 251(h) of the DGCL, the consummation of the Merger does not require a vote or action by written consent of Audentes’ stockholders.

Astellas and Purchaser expressly reserve the right to waive any of the Offer Conditions, other than the Minimum Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; provided that, unless otherwise provided in the Merger Agreement or previously approved by Audentes in writing, Astellas and Purchaser will not: (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the maximum number of Shares subject to or sought to be purchased in the Offer, (iii) impose conditions on the Offer in addition to the Offer Conditions or amend, modify or supplement any condition in a manner adverse to Audentes stockholders, (iv) waive, modify or amend the Minimum Condition, (v) amend any other term of the Offer in a manner that is materially adverse to Audentes stockholders, or (vi) extend or otherwise change the Expiration Date except as required or permitted by certain provisions of the Merger Agreement.

The Offer may not be terminated prior to the Expiration Date, unless the Merger Agreement is terminated or withdrawn in accordance with its terms.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled Expiration Date.

Purchaser is not providing for guaranteed delivery procedures. Therefore, Audentes stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company, which is earlier than 12:00 midnight, New York City Time, at the end of the day on the Expiration Date. In addition, for Audentes stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary prior to 12:00 midnight, New York City Time, at the end of the day on the Expiration Date.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Astellas and Purchaser and transmitting such payments to tendering stockholders. Under no circumstances will Astellas or Purchaser pay interest on the Offer Price, regardless of any extension of the Offer or any delay in making such payment.

In all cases, Purchaser will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with all required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that if Purchaser has not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after February 14, 2020, the 60th day after commencement of the Offer, until Purchaser accepts your Shares for payment.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an “eligible institution,” unless such Shares have been tendered for the account of an “eligible institution.” If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase at any time prior to the scheduled expiration of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

Audentes has provided Purchaser with Audentes’ stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Audentes’ stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash by a holder of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See Section 5 of the Offer to Purchase for a more detailed discussion of the U.S. federal income tax treatment of the Offer. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions or requests for assistance may be directed to D.F. King & Co., Inc. (the “Information Agent”) at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

(866) 388-7535 (toll-free)

(212) 269-5550 (collect)

Email: BOLD@dfking.com

December 16, 2019